Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf Reports Audited 2006 Financial Results and Provides Business Update

•                  Fourth quarter results include Royal Group, which was acquired on October 3, 2006

•                  Fourth quarter loss from continuing operations of $1.28 per share, with loss from discontinued operations of $.10 per share resulting in a net loss of $1.38 per share

•                  Non-recurring items were $0.61 of the $1.28 per share loss from continuing operations

•                  Asset sales drive debt reduction of $153 million in Q4 2006

•                  Rapid action results in approximately $160 million of additional asset sales in Q1 2007

•                  Integration of Royal Group ahead of schedule

•                  Royal Group’s shareholder class actions settled, subject to court approval

Atlanta, Georgia, April 2, 2007 — Georgia Gulf Corporation (GGC: NYSE) today announced its financial results for the fourth quarter and full year of 2006.  Fourth quarter results include Royal Group, which was acquired on October 3, 2006.

For the fourth quarter of 2006, Georgia Gulf reported net sales of $681.5 million compared to $518.9 million for the fourth quarter of 2005.  The Company reported a net loss of $47.2 million or $1.38 per diluted share, compared to net income of $18.7 million or $0.55 per diluted share in the fourth quarter of 2005.  Discontinued operations generated a loss of $0.10 per share during the fourth quarter of 2006, resulting in a loss of $1.28 per share from continuing operations. This loss from continuing operations was primarily a result of challenging market conditions for Georgia Gulf’s legacy chemical businesses and Royal Group’s building and home improvement products businesses, as well as several non-recurring charges totaling $0.61 per share.

During the fourth quarter, sales prices and sales volumes declined in the Company’s chlorovinyls business compared to the same quarter in the previous year, primarily in the vinyl resins and vinyl compounds product lines.  In each of the Company’s building and home improvement products divisions, sales volumes declined compared to the fourth quarter of 2005 due to the continued weakness in the building and renovation markets.  In aromatics, sales volumes and sales prices increased compared to the same quarter in the previous year.

Fourth quarter non-recurring items of $0.61 per share include $0.34 per share from valuing Royal Group’s inventory at fair value as of the date of acquisition as required by purchase accounting standards. As a result, the sales of such acquired inventory provided only nominal margin during the fourth quarter.  Other non-recurring items included $0.10 per share for acquisition related financing fees,

$0.09 per share for the foreign exchange loss on Canadian dollar forward contracts entered into to hedge the purchase price of the Royal Group acquisition, and $0.08 per share for legal and professional fees.

FIFO inventory accounting for legacy chemical operations negatively impacted earnings per share by approximately $0.14.

For the full year ended December 31, 2006, Georgia Gulf’s net sales were $2.4 billion compared to sales of $2.3 billion for the full year ended December 31, 2005.  Net income from continuing operations was $51.8 million or $1.51 per diluted share, compared to net income of $95.5 million or $2.79 per diluted share during 2005.  Discontinued operations generated a loss of $.10 per share resulting in net income for the year 2006 of $1.41 per diluted share.

Georgia Gulf’s financial statements for 2006 on Form 10-K were accepted by the Securities and Exchange Commission on March 30, 2007, and are available through EDGAR and on the Company’s Web site.

Commenting on 2006, Mr. Schmitt, Chairman, President and CEO said, “2006 was a very good year for legacy Georgia Gulf considering the downturn in the housing and construction industry during the latter part of the year.  Georgia Gulf and Royal Group’s management teams have worked well together to rapidly capture synergies and achieve improvement goals.  Together in the last six months we have:

•                  Significantly reduced debt;

•                  Disposed of most unprofitable, non-core businesses;

•                  Consolidated extrusion plants;

•                  Focused the sales force on new customer opportunities;

•                  Reduced headcount;

•                  Leveraged the combined raw material purchasing power of the two companies;

•                  Begun to utilize Georgia Gulf’s vinyl resins and vinyl compounds formulation expertise;

•                  Created a new technical service/design team;

•                  Increased utilization of higher speed extrusion tooling technology; and,

•                  Reached tentative settlement of Royal Group’s shareholder class actions.”

He concluded saying, “As the construction industry emerges from its downturn, we will be well along in the execution of our integration plan and well positioned to serve our markets.  We continue to pursue additional opportunities to improve the Company and reduce debt.”

Asset Sales Drive Significant Debt Reduction, Focus on Core Business

Georgia Gulf reduced debt by $153 million during the fourth quarter of 2006, with approximately $135 million generated through consideration from sales of certain non-core assets of Royal Group.  This consideration was well in excess of the $98 million forecasted by Georgia Gulf’s management during its third quarter conference call, as restructuring initiatives progressed more quickly than previously anticipated.  The $153 million debt repayment reduces interest expense by approximately $11 million per year.  In addition, the amount of the Company’s asset securitization was $34 million lower at year-end compared with the acquisition date.

Management has swiftly taken actions to provide greater focus to Royal Group’s core business activities. The majority of Royal Group’s non-core businesses have now been sold, including most international businesses and the window coverings businesses.  The few remaining non-core businesses are expected to be sold during 2007.  The combined negative impact on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of all non-core businesses totaled approximately $29 million during Royal Group’s fiscal 2006.

“Consideration from asset sales exceeded plan in the fourth quarter as a result of rapidly taking actions to sell Royal Group’s non-core, non-performing business units and assets,” commented Mr. Schmitt.

Georgia Gulf received proceeds of approximately $160 million during the first quarter of 2007, from the sale and lease back of certain Royal Group properties, as well as sales of other Royal Group properties and certain remaining Royal Group non-core businesses.  Cumulative proceeds from asset sales since completion of the acquisition on October 3, 2006, have been almost $300 million.  Georgia Gulf expects its net debt position to be approximately $1.379 billion as of March 31, 2007, compared to $1.651 billion upon acquisition of Royal Group on October 3, 2006.  Accounts receivable asset securitization is expected to be approximately $139 million as of March 31, 2007, compared to $162 million as of October 3, 2006.

“In just six months, we successfully reduced total debt, including our asset securitization, by $295 million,” continued Mr. Schmitt.

Rapidly Progressing With Integration of Royal Group

Commenting on the integration of Royal Group, Mr. Schmitt said that the Company “is ahead of plan with initiatives to capture synergy and improvement opportunities.”

Georgia Gulf estimates that savings related to synergy and improvement programs that have been implemented range from $55 million to $70 million on an annualized basis, excluding the benefit of selling loss generating non-core businesses.  These savings programs were largely implemented during the fourth quarter of 2006, with the benefits of these programs expected to be realized in 2007.

Georgia Gulf intends to provide further insight into the outlook for 2007 during its upcoming conference call.  Mr. Schmitt noted that “challenging market conditions are expected to persist through 2007, which will overshadow the positive impact of synergy and improvement programs.”

The Royal Group acquisition furthered Georgia Gulf’s chlorovinyls forward integration strategy by providing a growth platform that leverages the Company’s vinyl resins and vinyl compounds formulation expertise, which has been refined over the last 20 years, with Royal Group’s experience and innovative product development.

Tentative Settlement of Class Action Lawsuits

Royal Group and certain of its former officers and former Board members are named defendants in two shareholder class action lawsuits pending in the United States District Court for the Southern District of New York (instituted in December 2004) and the Ontario Superior Court of Justice (instituted February 24, 2006) brought by Royal Group shareholders.  Georgia Gulf acting for Royal Group has entered into a stipulation and agreement of settlement with the lead and representative plaintiffs in the cases after a mediation process among the parties.  It is a condition to the settlement that the U.S. and Canadian actions be settled contemporaneously.  Under the terms of the global settlement, subject to the approval of both the U.S. and Canadian courts, Royal Group will make a payment of CAD $9 million in cash (or U.S. dollars of $7.7 million based on the exchange rate as of December 31, 2006). There can be no assurance that all conditions to the agreement will be satisfied.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Measures

EBITDA is not a recognized measure under United States generally accepted accounting principles (GAAP).  Management believes that, in addition to net income, EBITDA is a useful supplementary measure as it provides investors with an indication of cash available for distribution prior to debt service, capital expenditures, cash income taxes, minority interest and changes in working capital.  Investors should be cautioned, however, that EBITDA should not be construed as an alternative to (i) net income determined in accordance with GAAP as an indicator of the Company’s performance or (ii) cash flow from operating, investing and financing activities as a measure of liquidity and cash flow.  The Company’s method of calculating EBITDA may differ from other companies and, accordingly, the Company’s EBITDA may not be comparable to measures used by other companies.

Because Georgia Gulf does not predict special items that might occur in the future, and our analyses are developed at a level of detail different than that used to prepare GAAP-based financial measures, Georgia Gulf does not provide reconciliations to GAAP of its forward-looking financial measures.

CONTACT:

Mark Badger

Georgia Gulf Corporation

Investor Relations

905-264-0701

Angie Tickle

Georgia Gulf Corporation

Investor Relations

770-395-4520

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
In Thousands	2006	2005

ASSETS

Cash and cash equivalents	$9,641	$14,298
Receivables, net of allowance	237,496	116,123
Inventories	339,405	195,628
Prepaid expenses and other	29,577	13,306
Income tax receivables	37,143	2,070
Deferred income taxes	30,664	5,091
Current assets held for sale	11,080	—

Total current assets	695,006	346,516

Property, plant and equipment, net	1,023,004	401,412
Goodwill	377,124	77,720
Intangible assets, net	88,361	—
Other assets, net	204,813	175,305
Non-current assets held for sale	69,919	—

Total assets	$2,458,227	$1,000,953

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$32,495	$49,300
Accounts payable	215,282	202,179
Interest payable	21,290	1,226
Accrued compensation	37,218	14,986
Tax reserve	88,338	3,780
Other accrued liabilities	97,428	12,715

Total current liabilities	492,051	284,186

Long-term debt, less current portion	1,465,639	229,339
Deferred income taxes	88,476	107,959
Other non-current liabilities	18,538	16,457
Stockholders’ equity	393,523	363,012

Total liabilities and stockholders’ equity	$2,458,227	$1,000,953

Common shares outstanding	34,390	34,238

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In Thousands (except per share data)	2006	2005	2006	2005

Net sales	$681,538	$518,925	$2,427,843	$2,273,719

Operating costs and expenses
Costs of sales	640,711	472,474	2,152,571	2,049,510
Selling, general and administrative	63,021	14,061	119,151	61,444
Total operating costs and expenses	703,732	486,535	2,271,722	2,110,954

Operating (loss) income	(22,194)	32,390	156,121	162,765
Interest expense, net	(40,691)	(4,433)	(51,279)	(20,407)
Unrealized losses on foreign exchange derivatives	(5,697)	—	(21,543)	—

(Loss) income from continuing operations before income taxes	(68,582)	27,957	83,299	142,358
(Benefit from) provision for income taxes	(24,652)	9,299	31,497	46,855

(Loss) income from continuing operations	(43,930)	18,658	51,802	95,503

Loss from discontinued operations, net of tax of $1,821	(3,263)	—	(3,263)	—

Net (loss) income	$(47,193)	$18,658	$48,539	$95,503

Earnings (loss) per share:
Basic
(Loss) income from continuing operations	$(1.28)	$0.55	$1.52	$2.82
Loss from discontinued operations	(0.10)	—	(0.10)	—
Net (loss) income	$(1.38)	$0.55	$1.42	$2.82

Diluted
(Loss) income from continuing operations	$(1.28)	$0.55	$1.51	$2.79
Loss from discontinued operations	(0.10)	—	(0.10)	—
Net (loss) income	$(1.38)	$0.55	$1.41	$2.79
Weighted average common shares:
Basic	34,114	33,902	34,093	33,867
Diluted	34,114	34,071	34,386	34,193

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In Thousands	2006	2005	2006	2005

Cash flows from operating activities:
Net (loss) income	$(47,193)	$18,658	$48,539	$95,503
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,003	15,866	85,019	63,101
Deferred income taxes	(8,445)	(155)	(21,189)	(15,067)
Tax benefit related to stock plans	196	242	—	2,172
Stock based compensation	2,123	966	12,704	3,761
Loss on foreign exchange contracts	4,997	—	20,843	—
Other noncash items		439	8,100	1,759
Change in operating assets, liabilities and other	82,985	(15,919)	100,710	(80,084)

Net cash provided by operating activities from continuing operations	71,666	20,097	254,726	71,145

Net cash used in operating activities from discontinuing operations	(4,149)	—	(4,149)	—

Net cash provided by operating activities:	67,517	20,097	250,577	71,145

Cash flows used in investing activities
Acquisition, net of cash acquired	(1,075,396)	—	(1,075,396)	—
Settlement of foreign exchange contracts	(4,997)	—	(20,843)	—
Capital expenditures	(43,273)	(13,003)	(90,770)	(32,044)
Proceeds from sale of property, plant and equipment	106,092	545	106,092	1,362

Net cash used in investing activities	(1,017,574)	(12,458)	(1,080,917)	(30,682)

Cash flows from financing activities:
Net change in revolving line of credit	(8,100)	97,200	(123,400)	59,400
Long-term debt proceeds	1,493,543	—	1,493,543	—
Long-term debt payments	(497,374)	(100,000)	(497,374)	(100,000)
Fees paid to bridge financing	(2,325)	—	(2,325)	—
Fees paid to issue debt	(38,020)	—	(38,020)	—
Proceeds from issuance of common stock	2,831	3,220	3,194	5,944
Tax benefits from employee share-based exercises	—	—	1,432	—
Purchase and retirement of common stock	—	—	(1,032)	(1,682)
Dividends paid	(2,749)	(2,729)	(10,996)	(10,915)

Net cash provided by (used in) financing activities	947,806	(2,309)	825,022	(47,253)

Effect of exchange rate changes on cash and cash equivalents	661	—	661	—

Net change in cash and cash equivalents	(1,590)	5,330	(4,657)	(6,790)

Cash and cash equivalents at beginning of period	11,231	8,968	14,298	21,088

Cash and cash equivalents at end of period	$9,641	$14,298	$9,641	$14,298

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In Thousands	2006	2005	2006	2005

Segment net sales:
Chlorovinyls	$320,971	$425,277	$1,642,782	$1,592,749
Window & door profiles and mouldings products	117,029	—	117,029	—
Outdoor building products	108,916	—	108,916	—
Aromatics	134,623	93,648	559,116	680,970
Net sales	$681,539	$518,925	$2,427,843	$2,273,719

Segment operating (loss) income:
Chlorovinyls	$22,985	$54,466	$238,792	$202,555
Window & door profiles and mouldings products	(5,946)	—	(5,946)	—
Outdoor building products	(17,186)	—	(17,186)	—
Aromatics	(9,581)	(14,080)	(17,230)	(10,453)
Unallocated corporate expenses	(12,466)	(7,996)	(42,309)	(29,337)
Total operating (loss) income	$(22,194)	$32,390	$156,121	$162,765